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                                                                   EXHIBIT 99.1

CONTACTS:
RICHARD BECK                                   CATHY KAWAKAMI
ADVANCED ENERGY INDUSTRIES, INC.               ADVANCED ENERGY INDUSTRIES, INC.
970-407-6204                                   970-407-6732
DICK.BECK@AEI.COM                              CATHY.KAWAKAMI@AEI.COM

FOR IMMEDIATE RELEASE


            ADVANCED ENERGY ANNOUNCES PENDING RETIREMENT OF PRESIDENT JIM GENTILCORE NAMED EXECUTIVE VICE PRESIDENT TO HEAD OPERATIONS

FORT COLLINS, COLORADO (FEBRUARY 20, 2001)--Advanced Energy (Nasdaq: AEIS) today announced the pending retirement of Dr. Hollis Caswell, 69, current President and Chief Operating Officer.

The company has named Jim Gentilcore, age 48, current President of the EMCO subsidiary, as Executive Vice President in charge of operations. Doug Schatz, Chairman and Chief Executive Officer, will assume the title of President when the retirement of Dr. Caswell becomes effective.

Dr. Caswell will continue as President and Chief Operating Officer for the next few months in order to assist in a smooth transition, and afterward, will serve in an as-needed advisory role to Mr. Gentilcore and Mr. Schatz.

"I join everyone at Advanced Energy in thanking Holly for the significant contributions he has made over the past four years," said Doug Schatz, Chairman and Chief Executive Officer. "Advanced Energy has grown three-fold since Holly joined us, and he has structured the company to efficiently and effectively manage that growth. He implemented processes and procedures that will continue to help us grow the company and enable us to meet our strategic objectives.

"We have great confidence in Jim Gentilcore's abilities to position Advanced Energy for our next phase of growth," said Mr. Schatz. "He was the natural choice to assume Holly's duties in leading the company's day-to-day operations. Jim has a remarkable track record for leadership and results in his five years with Advanced Energy. These skills are essential as the company expands its total available market opportunity through recent acquisitions and new product development, and continues to execute our integration strategy.

"While President of our AE Voorhees (formerly RF Power Products) subsidiary, Jim implemented a streamlined manufacturing process that improved operational efficiencies and increased the subsidiaries' gross margins to bring them in line with our corporate




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financial model," said Mr. Schatz. "In his new role as Executive Vice President,
Jim will be responsible for leading the functional organizations and operations as well as the implementation of the organization of our new Strategic Business Units."

Mr. Gentilcore joined Advanced Energy in 1996 as vice president of sales and marketing and was president of AE Voorhees from November 1999 to January 2001 where he led the post-merger integration of the former RF Power Products. Last month, he was named President of the EMCO subsidiary, and he will continue his responsibilities at EMCO in addition to serving in his new role at the company. Before joining Advanced Energy Mr. Gentilcore was Vice President of Corporate Marketing at MKS Instruments and earlier, a vice president at Helix Technology.

ABOUT ADVANCED ENERGY
Advanced Energy is a global leader in the development, marketing, and support of integrated technology solutions that are central in the manufacture of semiconductors, data storage products, and flat panel displays as well as other mission-critical power applications. AE's comprehensive suite of custom subsystems for vacuum processing includes power conversion and control solutions, process monitoring and machine control tools, ion-beam sources, dynamic temperature control and measurement products, mass flow systems, and plasma abatement technologies. AE's URL is www.advanced-energy.com

SAFE HARBOR STATEMENT
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the companies' reasonable judgments with respect to future events, but are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Among the factors that could cause such different results are: AE might not be able to meet its expectations for growth, the company may not be able to manage for expected growth, the company's integration strategy through acquisition and new product development operations could result in unanticipated costs or substantial diversion of management's attention. These and other cautionary statements are discussed in Advanced Energy's SEC reports, including its Forms 10-Q and most recent annual report on Form 10-K. The company continues to be susceptible to fluctuations in quarterly and annual revenues and operating results and the volatility and cyclicality of the semiconductor and semiconductor capital equipment industries. The company assumes no obligation to update the information in this release. Free copies of this and other documents are available from the SEC at www.sec.gov or Advanced Energy at 1625 Sharp Point Drive, Fort Collins, CO 80525; 970-221-4670.




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